Coretha Rushing, Former Chief People Officer for Equifax and The Coca-Cola Company, Joins thredUP’s Board

Human resources veteran brings 35+ years of experience to thredUP’s Board of Directors to advance the company’s evolving workforce

January 13, 2022 (OAKLAND, Calif.) – thredUP (NASDAQ: TDUP), one of the largest resale platforms for women’s and kid’s apparel, shoes, and accessories, today announced that Coretha Rushing has been appointed to the company’s Board of Directors. With more than 35 years of human resources experience, Rushing will advise thredUP on its employee initiatives, with a focus on health and wellness, attraction and retention, and diversity, equity, inclusion and belonging (DEIB).

"As thredUP continues to grow and deliver resale at scale, we're doubling down on what's always been our most important asset: our people," said James Reinhart, Cofounder and CEO of thredUP. "Coretha's appointment comes at a pivotal time for the employee-employer relationship, and her expertise in human resources will be invaluable to every member of our global workforce, from our distribution centers to our corporate offices."

Rushing has held executive positions at Equifax, Inc.,The Coca-Cola Company, Pepsi, and IBM, and also founded her own consulting firm, CR Consulting Alliance LLC. She developed leadership and employee programs centered around DEIB initiatives and became Coca-Cola’s first woman Chief People Officer in the company's history in 2000. Rushing has led human resources organizations for high-growth companies during times of financial growth, global expansion and product innovation.

“Coretha understands what it takes to retain a diverse employee base across different geographies, departments and backgrounds,” said Patricia Nakache, Chairperson of the Board of Directors at thredUP. “Her skillset is a tremendous asset to thredUP and will directly benefit how we execute across a number of our priorities, including employee health and workplace culture.”

“Throughout the pandemic, employees everywhere have been reassessing what they value at work and in their personal lives,” said Rushing. “We’ve seen this play out as people are quitting their jobs and moving to new cities. I’m thrilled to join thredUP at a time when it’s more important than ever to actively listen to your workforce. New generations are putting a greater emphasis on mission-driven companies, and thredUP blends profit and purpose in a way that is meaningful for its employees and the environment.”

Rushing joins Patricia Nakache (Chair), Greg Bettinelli, Ian Friedman, Tim Haley, Jack Lazar, Norman Matthews, Dan Nova, Paula Sutter, Mandy Ginsberg, Marcie Vu, and CEO James Reinhart on thredUP’s Board of Directors.

She holds a Bachelor’s degree in Psychology from East Carolina University and a Master’s in Education with an emphasis in Human Resources and Counseling from The George Washington University.

About thredUP
thredUP is transforming resale with technology and a mission to inspire a new generation of consumers to think secondhand first. By making it easy to buy and sell secondhand, thredUP has become one of the world’s largest resale platforms for women’s and kids’ apparel, shoes and accessories. Sellers love thredUP because we make it easy to clean out their closets and unlock value for themselves or for the charity of their choice while doing good for the planet. Buyers love shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Our proprietary operating platform is the foundation for our managed marketplace and consists of distributed processing infrastructure, proprietary software and systems and data science expertise. In 2018, we extended our platform with thredUP Resale-As-A-Service (RaaS), which facilitates modern resale for a number of the world’s leading brands and retailers. thredUP has processed over 125 million unique secondhand items from 35,000 brands across 100 categories. By extending the life cycle of clothing, thredUP is changing the way consumers shop and ushering in a more sustainable future for the fashion industry.

Contact
Kayla Wilkinson
thredUP
media@thredup.com